Exhibit 99.1 - Press Release



For Further Information Contact:
    John C. Cantlin
    Chief Financial Officer
    (410) 931-6108


     WILLIAMS SCOTSMAN, INC. REPORTS OPERATING RESULTS FOR THE QUARTER AND
                          YEAR ENDED DECEMBER 31, 2003
     ---------------------------------------------------------------------


Baltimore, MD, February 17, 2004 - Williams Scotsman, Inc. announced today Adjusted EBITDA of $36.9 million for the fourth quarter of 2003, which was down 14.2% from the $43.0 million in the comparable period of 2002. Cash flow from operating activities was $1.1 million for the fourth quarter of 2003, a decrease of 90.0% from the $11.1 million in the fourth quarter of 2002. Revenues for the quarter ended December 31, 2003 decreased 8.2% to $111.9 million from $121.9 million in the comparable period of 2002. Gross profit, excluding leasing depreciation and amortization, for the quarter ended December 31, 2003 was $56.6 million, a 10.0% decrease from $62.9 million in the comparable period of 2002. Gross profit, including leasing depreciation and amortization, was $44.2 million and $50.4 million for the quarters ended December 31, 2003 and 2002, respectively.

Adjusted EBITDA for the year ended December 31, 2003 was $151.5 million, which was down 12.5% from the $173.2 million in the comparable period of 2002. The Company reported cash flow from operating activities of $72.8 million for the year ended December 31, 2003; a decrease of 23.5% from the $95.2 million in the comparable period of 2002. Revenues for the year ended December 31, 2003 decreased 11.6% to $437.8 million from $495.2 million in the same period of 2002. Gross profit, excluding leasing depreciation and amortization, for the year ended December 31, 2003 was $227.0 million; a 10.5% decrease from $253.6 million in the comparable period of 2002. Gross profit, including leasing depreciation and amortization, was $177.9 million and $207.8 million for the years ended December 31, 2003 and 2002.

The decreases in cash flow from operating activities and Adjusted EBITDA for the year and quarter ended December 31, 2003 were primarily a result of revenue declines associated with continued soft economic conditions, as well as an increase in fleet refurbishment and maintenance expenditures as compared to the same periods in 2002.

The Company's financial results reflect a 3.5% and a 5.8% decrease in leasing revenue for the quarter and year ended December 31, 2003, respectively. These decreases in leasing revenues are due to continued soft economic conditions, which resulted in competitive pricing pressures. The average monthly rental rate decreased approximately 3.3% to $247 and 4.2% to $250 for the fourth quarter and the year ended December 31, 2003, respectively. Average fleet utilization was 78% and 77% for the quarter and the year ended December 31, 2003, respectively, and was relatively flat as compared to the same periods in the prior year.

Sales of new units were down 26.6% and 27.6%, for the quarter and year ended December 31, 2003, respectively and delivery and installation revenues decreased by 1.2% and 9.6% for the quarter and year ended December 31, 2003 as compared to the same periods in the prior year, respectively. These decreases are largely due to market sluggishness associated with the current economy and competitive

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pricing  pressures.  In addition,  state budget  issues in certain  parts of the country have affected operating results for both the quarter and the year ended December 31, 2003 by producing delays in several significant modular classroom projects.

Sales of rental equipment for the quarter ended December 31, 2003 increased by 12.3% ($.7 million) due to increased mobile office sales activity as compared to the prior year fourth quarter. The 13.4% decrease in sales of rental equipment for the year ended December 31, 2003 is the result of the non-recurrence in 2003 of several large classroom sales in the prior year. The 13.4% and 9.2% decreases in other revenue for the quarter and year ended December 31, 2003, respectively, are the result of declines in sales and leasing revenue mentioned above.

Gross profit from leasing, excluding leasing depreciation and amortization, decreased by 9.1% to $40.6 million for the fourth quarter and by 8.1% to $166.1 million for the year ended December 31, 2003. The leasing gross margin percentage, excluding leasing depreciation and amortization, decreased by 4.8% and 2.0% for both the quarter and year ended December 31, 2003 in comparison with the same periods of the prior year. Gross profit from leasing and the leasing gross margin percentage, including leasing depreciation and amortization, were $28.3 million and 52.9%, respectively, for the quarter ended December 2003 and $117.0 million and 54.7%, respectively, for the year ended December 2003. Gross profit from leasing and the leasing gross margin percentage, including leasing depreciation and amortization, were $32.3 million and 58.3%, respectively, for the quarter ended December 2002, and $134.9 million and 59.4%, respectively, for the year ended December 2002. These decreases are the result of the decrease in revenue described above as well as increased refurbishment and maintenance expenses, as compared to the same period in 2002. The decrease in gross profit related to sales of new units, delivery and installation, and sales of rental equipment for the year ended December 31, 2003 resulted from the decrease in revenues described above.

Selling, general and administrative expenses, excluding non-cash stock compensation expense, for the quarter ended December 31, 2003 decreased by $.2 million or .8% to $19.7 million from $19.9 million in the same period 2002.
Selling, general and administrative expenses, including non-cash stock compensation expense, were $19.8 million and $22.1 million for the quarters ended December 31, 2003 and 2002, respectively. Selling, general and administrative expenses, excluding non-cash stock compensation expense, for the year ended December 31, 2003 decreased by $4.9 million or 6.1% to $75.5 million from $80.4 million in the same period 2002. Selling, general and administrative expenses, including non-cash stock compensation expense, were $76.2 million and $85.7 million for the years ended December 31, 2003 and 2002, respectively. This was achieved by continuing the Company's cost control initiatives, primarily reductions in personnel related costs.

Given recent economic trends, the Company implemented in December 2003 a strategic initiative to dispose of selected rental units in its lease fleet which the Company has determined no longer merit further investment. As a result, approximately 2,400 units have been removed from the lease fleet and classified as held for sale. Accordingly, the Company recorded a $19.4 million non-cash charge in the fourth quarter of 2003 to reflect the write-down of these assets to their estimated fair value (less costs to sell).


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Williams  Scotsman has scheduled a conference  call for Wednesday,  February 18,
2004 at 2:00 PM Eastern Time to discuss its fourth quarter results. To participate in the conference call, dial 800-784-9083 and ask to be placed into the Williams Scotsman call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until 11:59 PM on February 25, 2004. To access the replay, dial 800-615-3210 domestically (international callers can dial 703-326-3020) and enter reservation # 387922.

Williams Scotsman, Inc. is North Americas leading provider of mobile and modular space, servicing 24,000 customers throughout the United States and Canada. With over 80 locations and a fleet of more than 90,000 mobile offices, modular classrooms and storage units, Williams Scotsman is widely recognized for its quality customer service with numerous awards and distinctions. For information, visit the company's website at www.willscot.com http://www.willscot.com/

All statements other than statements of historical fact included in this press release are forward-looking statements and involve expectations, beliefs, plans, intentions or strategies regarding the future. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it assumes no responsibility for the accuracy and completeness of these forward-looking statements and gives no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in the Company's 10-K, 10-Q and other SEC filings. The Company assumes no obligation to update any forward-looking statement.


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


                                                      Williams Scotsman, Inc.
                                  Summary of Selected Consolidated Financial Information ( unaudited )
                                                      (dollars in thousands)




Operations Data:                                 Year Ended December 31                      Quarter Ended December 31

                                                                         Percent                                         Percent
Revenues                                   2003              2002         Change          2003             2002           Change
                                           ----              ----         ------          ----             ----          -------
Leasing                                 $ 213,976        $ 227,106         -5.8%       $ 53,441         $ 55,388           -3.5%
Sales:
   New units                               71,635           98,927        -27.6%         18,906           25,760          -26.6%
   Rental equipment                        20,734           23,951        -13.4%          6,044            5,381           12.3%
Delivery and installation                  91,318          101,034         -9.6%         23,113           23,392           -1.2%
Other                                      40,113           44,155         -9.2%         10,400           12,006          -13.4%
                                          -------          -------                      -------          -------
   Total revenues                         437,776          495,173        -11.6%        111,904          121,927           -8.2%
                                          =======          =======                      =======          =======

Gross profit, excluding leasing depreciation and amortization

Leasing                                   166,112          180,696         -8.1%         40,638           44,728           -9.1%
Sales:
   New units                               12,224           16,363        -25.3%          3,603            4,501          -20.0%
   Rental equipment                         4,373            5,787        -24.4%          1,396            1,496           -6.7%
Delivery and installation                  12,462           16,494        -24.4%          2,905            2,861            1.5%
Other                                      31,839           34,254         -7.1%          8,026            9,271          -13.4%
                                          -------          -------                       ------           ------
Total gross profit, excluding leasing
depreciation and amortization             227,010          253,594        -10.5%         56,568           62,857          -10.0%

Selling, general & administrative
expenses (excluding non cash stock
compensation)                              75,475           80,409         -6.1%         19,686           19,850           -0.8%
                                           ------           ------                       ------           ------


ADJUSTED EBITDA (a)                       151,535          173,185        -12.5%         36,882           43,007          -14.2%
Interest expense                           87,174           85,208          2.3%         22,447           21,094            6.4%
Leasing depreciation and amortization      49,097           45,834          7.1%         12,371           12,438           -0.5%
Other depreciation and amortization        13,869           13,438          3.2%          3,432            3,477           -1.3%
Fleet held for sale charge                 19,386                -        100.0%         19,386                -          100.0%
Non-cash stock compensation expense           766            5,313        -85.6%            125            2,200          -94.3%
Income tax expense (benefit)               (7,111)           8,157       -187.2%         (7,960)             288        -2863.9%
                                           ------           ------                       ------            -----
Net income (loss)                         (11,646)        $ 15,235       -176.4%      $ (12,919)         $ 3,510         -468.1%
                                           ======           ======                       ======            =====

(a)The Company defines Adjusted EBITDA as earnings before deducting interest, income taxes, depreciation, amortization and non-cash charges, including the fleet held for sale and non-cash stock compensation charges.

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



                                                       Williams Scotsman, Inc.
                                    Summary of Selected Consolidated Financial Information (continued)
                                                           ( unaudited )
                                                      (dollars in thousands)


Reconciliation of Adjusted EBITDA to cash flow from operating activities- the most comparable GAAP measure:

                                                              Year Ended December 31                Quarter Ended December 31


                                                              2003              2002                   2003              2002
                                                              ----              ----                   ----              ----
Adjusted EBITDA (a)                                         $151,535          $173,185               $36,882          $ 43,007

Decrease (increase) in net accounts receivable                 9,003            10,434                (1,741)            4,991
Increase in accounts payable and accrued expenses              2,511               758                 2,766             1,232
Interest paid                                                (74,608)          (76,744)              (30,959)          (33,377)
(Increase) decrease in other assets                          (10,099)              710                (2,934)           (2,902)
Decrease in other liabilities                                 (1,197)           (7,406)               (1,508)             (332)
Gain on sale of rental equipment                              (4,373)           (5,787)               (1,396)           (1,496)
                                                             -------           -------                ------            ------
Cash flow from operating activities                         $ 72,772          $ 95,150               $ 1,110          $ 11,123
                                                             =======           =======                ======            ======

Other Data:
Cash flow used  in investing activities                     $(44,570)         $(36,200)              $(9,472)         $    (47)
                                                              ======            ======                 =====             =====
Cash flow (used in) provided by financing activities        $(30,263)         $(59,023)              $ 6,595          $(11,091)
                                                              ======            ======                 =====            ======

(a) The Company defines Adjusted EBITDA  as  earnings before  deducting interest, income taxes, depreciation, amortization and non-cash charges, including the fleet held for sale and non-cash stock compensation charges.

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


                                                       Williams Scotsman, Inc.
                           Summary of Selected Consolidated Financial Information (continued) (unaudited)
                                       (dollars in thousands, except monthly rental rates)


Balance Sheet Data (at period end):                            2003              2002
                                                               ----              ----
Rental equipment, net (h)                                   $ 828,078         $ 828,927

Total assets                                                1,205,111         1,229,765

Total debt                                                  $ 962,178         $ 984,345

Financial Ratio Data (at period end):
Consolidated Leverage Ratio (b)                                  6.37              5.65
Consolidated Leverage Ratio (c)                                 13.22              9.94
Consolidated Interest Coverage Ratio  (b)                        1.92              2.24
Consolidated Interest Coverage Ratio  (c)                        0.93              1.28

                                                                 Year Ended December 31,            Quarter Ended December 31,


Other Data:                                                     2003               2002               2003             2002
                                                                ----               ----               ----             ----
Lease fleet units (d) (g)                                      91,000            93,800              91,000           93,800
Lease fleet units (e)                                          93,700            93,700              93,600           93,800
Utilization rate, based upon units (e)                             77%               78%                 78%              77%
Monthly rental rate (f)                                         $ 250             $ 261               $ 247            $ 255
Fleet capital expenditures, excluding
acquisitions                                                 $ 32,638          $ 20,826           $   7,677        $   1,000
Total capital expenditures, excluding acquisitions           $ 41,136          $ 32,723           $   9,378        $   3,743
Availability under revolving credit facility (b) (d) (f)    $ 231,396          $186,477           $ 231,396        $ 186,477

Reconciliation of Consolidated EBITDA, as defined in the credit agreement, to cash flow from operating activities - the most comparable GAAP measure:
                                                                                                       As of December 31,
                                                                                                     2003             2002
                                                                                                     ----             ----

Consolidated EBITDA - trailing 12 months (b) (i)                                                  $151,129         $ 174,226

Decrease in net accounts receivable                                                                  9,003            10,434
Increase in accounts payable and accrued expenses                                                    2,454               708
Interest paid                                                                                      (74,608)          (76,744)
(Increase) decrease in other assets                                                                (10,099)              710
Decrease in other liabilities                                                                       (1,197)           (7,410)
Gain on sale of rental equipment                                                                    (3,563)           (5,837)
Pro forma EBITDA impact of acquisitions (b)                                                           (404)             (992)
                                                                                                    ------           -------
Cash flow from operating activities - trailing 12 months                                          $ 72,715          $ 95,095
                                                                                                    ======           =======

(b)As defined in the Company's credit agreement.

(c)Calculated  using cash flow from operating  activities,  the most  comparable GAAP  measure   to   Consolidated   EBITDA
  (the financial measure  used in the calculation in the credit agreement.)

(e)Average for period

(f)Consolidated  Leverage  Ratio   covenant   restrictions   limited  our   borrowing  availability  at  December  31,   2003
   and  2002  to  $59,153  and  $43,588, respectively.

(g)Excludes   approximately  2,400   units   related   to   the  strategic disposal initiative  at  December 31, 2003.   Such
   units  continue  to be included as of 12/31/02.

(h)In  accordance  with  generally  acceptable   accounting   principles,   rental  equipment  excludes   amounts  related  to
   the strategic  disposal  initiative as of December 31, 2003 and 2002.

(i)Consolidated  EBITDA  represents  consolidated  net income plus  consolidated interest, tax, depreciation and amortization
   expenses,  and excludes gains and losses on sales of fixed   assets   and  any  other  non-cash  items.   It  is  used  in
   determining  our  compliance  with the financial  ratios  required by our credit agreement.  Consolidated  EBITDA   should
   not be  considered in isolation or as a substitute to cash flow from operating activities,  net income or  other  measures of  performance  prepared  in  accordance  with  generally  accepted  accounting principles or as a measure of a company's profitability  or liquidity.  For the calculation  of  the  Consolidated  Leverage  Ratio,  Consolidated  EBITDA  includes
   $404 and $992 for the years  ended  December  31,  2003 and 2002,  respectively, relating to entities we  acquired  during the calculation period. The Consolidated EBITDA used in  calculating  the  Consolidated  Interest  Coverage Ratio for  the
   years ended December 2003 and 2002 is $150,725 and $173,234 respectively.
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